Exhibit 99.1

Entercom Communications Corp.

Reports Record Annual and Fourth Quarter 2004 Net Revenues

Quarterly Same Station Net Revenues Increase 3%

(Bala Cynwyd, Pa. February 23, 2005) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter and year ended December 31, 2004.

Fourth Quarter Highlights

For the fourth quarter as compared to the prior year:

•                  Net revenues increased 5% to a record high $110.2 million.

•                  Same station net revenues increased 3% to $110.1 million.

•                  Same station operating expenses increased 3% to $64.0 million.

•                  Same station operating income increased 2% to $46.0 million.

•                  Net income per share was $0.40 as compared to the prior year of $0.42.

•                  Pro forma net income per share, excluding a net gain on the sale of assets in the prior year of $0.03 per share, was $0.40 as compared to the prior year of $0.39.

2004 Annual Highlights

For the year 2004 as compared to the prior year:

•                  Net revenues increased 6% to $423.5 million.

•                  Station operating income increased 6% to $178.8 million.

•                  Same station net revenues increased 4% to $415.1 million.

•                  Same station operating expense increased 3% to $238.0 million.

•                  Same station operating income increased 5% to $177.2 million.

•                  Net income increased 5% to $75.6 million.

•                  Net income per share increased 8% to $1.50.

The Company’s net revenues, station operating income, operating income, earnings per share and free cash flow represent record highs for an annual reporting period.

David J. Field, President and Chief Executive Officer stated, “I salute the Entercom team for their impressive performance during a period of sluggish industry growth.  For the fourth quarter, Entercom achieved same-station revenue growth of 3%, significantly outpacing our markets by two hundred basis points.  Similarly, for the year, Entercom’s 4% same-station revenue growth doubled our markets’ growth rate.  Turning to 2005, we are encouraged by the improvement in business conditions that we are experiencing both nationally and locally.  The industry initiatives launched in 2004 are gaining traction and beginning to impact performance.  Advertisers are responding positively to the compelling research generated by the Radio Ad Effectiveness Lab and we are experiencing acceleration in demand for :30 and :15 commercials which are a natural and inevitable evolution of our business model.”

Additional Information

During the year, the Company acquired $98.8 million in radio station assets in three different markets, reduced its outstanding shares through the repurchase of 3.0 million shares of common stock and entered into a new bank credit agreement with a syndicate of banks for an $800 million five-year revolving senior secured credit facility that improved the Company’s liquidity.

During the year, the Company reduced its outstanding shares through the repurchase of 3.0 million shares of common stock in the amount of $115.9 million of which 0.5 million shares in the amount of $15.9 million were purchased during the fourth quarter.

The number of shares outstanding as of December 31, 2004, was 48.6 million, while the weighted average diluted shares outstanding for the quarter was 49.0 million.

As of December 31, 2004, the Company had $12 million in cash and cash equivalents. The Company had outstanding $333 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Subsequent to December 31, 2004 and as of February 22, 2005, the Company reduced its outstanding shares through the repurchase of 0.8 million shares of common stock in the amount of $25.0 million.

First Quarter Guidance

Based on the current business outlook, the Company expects to report an increase in net revenues of approximately 5% for the first quarter of 2005.

For purposes of same station comparisons, last year’s same station first quarter net revenues were $89.0 million and station operating expenses were $56.6 million.  Prior year reported and same station results reconciliation are available on the Company’s website.

In January 2005, the Company closed on the sale of a Seattle AM radio station for $6.0 million in cash and expects to record a gain of approximately $5.5 million. In December 2004, the Company entered into a time brokerage agreement to allow the buyer to operate the station.

During the fourth quarter of 2004, the Company entered into an agreement to sell its four radio stations located in Longview, Washington, for $2.2 million in cash. In November 2004, the Company entered into a time brokerage agreement to allow the buyer to operate these stations.  Closing on this transaction is expected during the first quarter of 2005. The Company expects to record a marginal gain on the sale of these assets.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Wednesday, February 23, 2005 at 9:00 A.M. Eastern Time.  The public may access the conference call by dialing 888-995-9566.  A replay of the conference call will be available through February 28, 2005 by dialing 866-463-2179.  A webcast of the conference call will be available beginning 48 hours after the call for a period of one week on the Company’s website: www.entercom.com.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes-Barre/Scranton and Gainesville/Ocala.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. The Company calculates station operating income in the same manner as broadcast cash flow.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses); and (ii) less net interest expense (excluding amortization of deferred financing costs), gain (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom Fourth Quarter 2004

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Net Revenues	$110,233	$104,641	$423,455	$401,056

Station Operating Expenses	64,265	59,885	244,674	232,184
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $172 and $128 for the Three Months Ended December 31, 2004 and 2003, Respectively, and $657 and $466 for the Years Ended December 31, 2004 and 2003, Respectively	4,022	3,528	15,711	14,433
Depreciation and Amortization	4,078	3,710	15,872	14,687
Net Time Brokerage Agreement Fees (Income)	(15)	467	781	1,636
Net Loss (Gain) on Sale or Disposition of Assets	480	(2,287)	1,221	(2,118)

Operating Income	37,403	39,338	145,196	140,234

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $329 and $244 for the Three Months Ended December 31, 2004 and 2003, Respectively, and $1,117 and $1,053 for the Years Ended December 31, 2004 and 2003, Respectively	6,274	4,910	21,560	20,515
Financing Cost of Convertible Preferred Securities	—	—	—	2,020
Interest Income	(70)	(71)	(235)	(505)
Loss on Extinguishment of Debt	—	—	1,387	3,795
Net Gain on Derivative Instruments	(452)	(591)	(1,215)	(961)
Loss on investments	—	158	176	158

Total Other Expense	5,752	4,406	21,673	25,022

Income Before Income Taxes	31,651	34,932	123,523	115,212
Income Taxes	12,274	13,176	47,889	43,432
Net Income	$19,377	$21,756	$75,634	$71,780
Net Income Per Share - Basic	$0.40	$0.42	$1.51	$1.41
Net Income Per Share - Diluted	$0.40	$0.42	$1.50	$1.39

Weighted Common Shares Outstanding - Basic	48,820	51,395	50,215	50,962
Weighted Common Shares Outstanding - Diluted	49,020	52,040	50,534	51,608

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$3,987	$1,716	$9,624	$13,708
Income Taxes Paid	$2,245	$2,780	$11,630	$2,985

SELECTED BALANCE SHEET DATA

	December 31,
	2004	2003
Cash and Cash Equivalents	$11,844	$15,894
Working Capital	79,677	13,900
Total Assets	1,667,961	1,577,052
Senior Debt	333,276	244,043
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	996,073	1,031,610

OTHER FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$110,233	$104,641	$423,455	$401,056
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	(179)	2,377	(8,315)	(1,660)
Same Station Net Revenues	$110,054	$107,018	$415,140	$399,396

Station Operating Expenses - Reconciliation of Same Station Operating Expenses to GAAP:
Station Operating Expenses as Reported	$64,265	$59,885	$244,674	$232,184
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	(227)	2,136	(6,699)	(2,042)
Same Station Operating Expenses	$64,038	$62,021	$237,975	$230,142

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$37,403	$39,338	$145,196	$140,234
Corporate General and Administrative Expenses	4,022	3,528	15,711	14,433
Depreciation and Amortization	4,078	3,710	15,872	14,687
Net Time Brokerage Agreement Fees (Income)	(15)	467	781	1,636
Net Loss (Gain) on Sale or Disposition of Assets	480	(2,287)	1,221	(2,118)
Station Operating Income	45,968	44,756	178,781	168,872
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	48	241	(1,616)	382
Same Station Operating Income	$46,016	$44,997	$177,165	$169,254

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$19,377	$21,756
Depreciation and Amortization	4,078	3,710
Deferred Financing Costs Included in Interest Expense	329	244
Non-Cash Compensation Expense	172	128
Net Loss (Gain) on Sale or Disposition of Assets	480	(2,287)
Net Gain on Derivative Instruments	(452)	(591)
Loss on investments	—	158
Income Taxes	12,274	13,176
Capital Expenditures	(3,987)	(1,716)
Taxes Paid	(2,245)	(2,780)
Free Cash Flow	$30,026	$31,798

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$37,403	$39,338
Depreciation and Amortization	4,078	3,710
Non-Cash Compensation Expense	172	128
Interest Expense, Net of Interest Income and Deferred Financing Costs	(5,875)	(4,595)
Capital Expenditures	(3,987)	(1,716)
Net Loss (Gain) on Sale or Disposition of Assets	480	(2,287)
Taxes Paid	(2,245)	(2,780)
Free Cash Flow	$30,026	$31,798

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP
Net Income Per Share - Diluted as Reported	$0.40	$0.42
Net Loss (Gain) on Sale or Disposition of Assets, Net of (Tax Benefit) Tax Provision	$—	$(0.03)
Pro Forma Net Income Per Share - Diluted	$0.40	$0.39

PRIOR YEAR’S DATA

First Quarter 2004 For Comparison To First Quarter 2005 Estimates

Three Months Ended March 31, 2004
Reconciliation of First Quarter 2004 Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported	$87,038
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	1,997
Same Station Net Revenues	$89,035

Reconciliation of First Quarter 2004 Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$54,523
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	2,041
Same Station Operating Expenses	$56,564